                                                                    Exhibit 11



                          STATEMENT RE COMPUTATION
                        OF PER SHARE EARNINGS (LOSS)

                                                      THREE MONTHS ENDED
                                                           March 31,
                                                   ------------------------
                                                      1998          1997
                                                   ----------    ----------
Numerator:
   Net income for basic and
      diluted earnings per share                  $  303,000    $ (488,000)
                                                   ----------    ----------

Denominator:
   Denominator for basic earnings per
      common share - weighted-average shares       3,954,196     3,921,853

   Effect of dilutive securities:
      Employee stock options                            -            8,692
                                                   ----------    ----------
   Denominator for diluted earnings per
      common share - weighted-average shares       3,954,196     3,930,545
                                                   ==========    ==========

Basic earnings (loss) per common share            $     0.08    $    (0.12)
                                                   ==========    ==========
Diluted earnings (loss) per common share          $     0.08    $    (0.12)
                                                   ==========    ==========





















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